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DOV Pharmaceutical, Inc.
Investor Relations and Corporate Communications
(732) 907-3600

DOV Pharmaceutical, Inc. Announces First Quarter 2007 Results

SOMERSET, NJ, May 14, 2007 - DOV Pharmaceutical, Inc. (“DOV” or the “Company”) (Pink Sheets: DOVP.PK) announced today results for the first quarter ending March 31, 2007.

First Quarter 2007 Performance
For the first quarter of 2007, the Company reported a net loss of $82,376 or $0.00 per share, compared with $20.3 million, or $0.87 per share, for the comparable period in 2006. At March 31, 2007, cash, cash equivalents and marketable securities totaled $21.4 million.

Revenue. Revenue for the three months ended March 31, 2007 was comprised of the $7.5 million received in the first quarter of 2007 from XTL Biopharmaceuticals Ltd. (“XTL”) pursuant to the terms of the license agreement for bicifadine and from the reimbursement of certain costs incurred by the Company for inventory and services provided to XTL during a transition period following the execution of the license agreement. Revenue for the three months ended March 31, 2006 was comprised of $1.4 million of amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement with Merck. The up-front payment had been deferred and amortized to revenue over the estimated research and development period. In December 2006, the license agreement with Merck was terminated and the remaining deferred revenue was recognized during the fourth quarter of 2006, thus no revenue was recorded in the first quarter of 2007.

Research and Development Expense. Research and development expense decreased $11.0 million to $6.9 million for the first quarter of 2007 from $17.9 million for the comparable period in 2006. Approximately $10.4 million of the decrease was associated with decreased clinical development costs of $10.1 million for bicifadine as the Company transitioned this program to XTL in January 2007, $278,000 for DOV 273,547 and $64,000 for DOV 102,677. The remaining decrease in research and development expense related to decreased travel expenses of $357,000 and professional fees of $501,000 offset by an increase in payroll and associated overhead expense of $424,000. The increase in payroll and associated overhead is primarily the result of an increase in non-cash stock compensation of $2.3 million related to the acceleration of certain stock options as a result of the change of control effected by the consummation of the Company’s Exchange Offer (described below), offset by a net decrease in payroll related expenses for a decrease in headcount of approximately 54 employees from the comparable period in 2006.

General and Administrative Expense. General and administrative expense increased $503,000 to $4.5 million for the first quarter of 2007 from $4.0 million for the comparable period in 2006. The increase was primarily attributable to an increase of $822,000 in payroll and related benefits, $271,000 in rent, offset by decreased office and related expenses of $373,000 and $211,000 in professional fees. The increase in payroll and associated overhead is primarily the result of an increase in non-cash stock compensation of $1.7 million related to the acceleration of certain stock options as a result of the change of control effected by the consummation of the Company’s Exchange Offer, offset by a net decrease in payroll related expenses for a decrease in headcount of approximately 11 employees from the comparable period in 2006.

License Expense. License expense for the first quarter of 2007 is comprised of the $5.0 million and $500,000 paid to Wyeth and Elan, respectively, in connection with the execution of the license agreement with XTL for bicifadine in January 2007.

Gain on Extinguishment of Convertible Subordinated Debentures. In March 2007, the Company consummated an Exchange Offer pursuant to which $67.5 million in principal amount of its outstanding convertible subordinated debentures were exchanged for 439,784 shares of series C and 100,000 shares of series D convertible preferred stock and $14.3 million in cash. The Company recorded a gain on debt extinguishment of $8.4 million related to the Exchange Offer in the first quarter of 2007.

Recent Highlights
On May 11, 2007, holders of greater than a majority of the outstanding shares of the Company’s common stock approved a proposal to increase to 260,000,000 the number of shares of common stock available for issuance by the Company and the Company filed an amendment to its Certificate of Incorporation accomplishing such an increase. As a result, the 439,784 shares of series C convertible preferred stock outstanding will be converted into 84,027,426 shares of common stock on or before June 11, 2007.

On May 7, 2007, DOV announced it had elected Joseph Zakrzewski to the Company’s board of directors. Mr. Zakrzewski has over 17 years of experience in a variety of executive level capacities including research and development, manufacturing, finance, business development and operations.

“With the May 11th approval by our shareholders to increase DOV’s authorized common stock, we have successfully completed the final step in our financial restructuring. We can now focus our efforts and the investment community on the Company’s core strength of developing promising drug candidates for CNS disorders. After reacquiring from Merck all rights to DOV 21,947, one of our triple reuptake inhibitors, we remain on track to launch a Phase 2 study in depression in the third quarter of 2007. In addition, we continue to make significant advances in our preclinical reuptake inhibitor program and intend to select a clinical candidate within the next month for which we intend to file an IND in early 2008. With respect to our partnered programs, we look forward to Neurocrine’s resubmission of the NDA for indiplon capsules as well as the commencement of XTL’s neuropathic pain program for bicifadine”, said Barbara Duncan, DOV’s Chief Executive Officer.

Presentation

On May 15, 2007, Barbara Duncan will present at the Acumen BioFin Rodman & Renshaw 4th Annual Global Healthcare Conference in Monte Carlo, Monaco. Her presentation is scheduled to begin at 8:00 am CEST/2:00 am EDT at the Le Meridien Beach Plaza Hotel. Ms. Duncan will provide an overview of the Company and ongoing development programs. The presentation will be available live via a webcast and can be accessed at: http://www.wsw.com/webcast/rrshq11/dovp and at the Company’s website: www.dovpharm.com. The presentation will be archived for 90 days.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders. The Company's product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

▪	raise substantial additional capital in order to fund operations;
▪	obtain and maintain all necessary patents, licenses and other intellectual property rights;
▪	demonstrate the safety and efficacy of product candidates at each stage of development;
▪	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
▪	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
▪	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;
▪	obtain and maintain collaborations as required with pharmaceutical partners; and
▪	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K for the fiscal year ended December 31, 2006 that was filed on March 30, 2007 and our quarterly report on Form 10-Q for the quarter ended March 31, 2007 that will be filed on or about May 15, 2007. We qualify all our forward-looking statements by these cautionary statements. Readers should not place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

CONSOLIDATED BALANCE SHEET DATA

	March 31, 2007	December 31, 2006
	(Unaudited)
Cash, cash equivalents and marketable securities	$21,412,565	$42,291,794

Restricted cash—long-term	4,211,109	4,211,109
Total assets	27,681,361	50,361,322

Working capital	16,853,724	21,137,376

Short-term debt	---	16,021,600
Long-term debt	---	53,978,400
Total stockholders' deficit	(23,814,853)	(29,634,088)

CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended March 31,

	2007	2006
	(Unaudited)

Revenue	$7,967,714	$1,377,953
Operating expenses:
Research and development expense	6,859,144	17,878,936
General and administrative expense	4,513,626	4,010,222
License expense	5,500,000	—

Loss from operations	(8,905,056)	(20,511,205)
Interest income	512,964	835,583
Interest expense	(90,924)	(599,977)
Gain on extinguishment of convertible debentures and other income, net	8,400,640	6,632

Net loss	$(82,376)	$(20,268,967)
Basic and diluted net loss per share	—	$(0.87)

Weighted average shares used in computing basic and diluted net loss per share	26,687,472	23,199,611